UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15 (d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 27, 2009

SUNRISE SENIOR LIVING, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	1-16499 (Commission File Number)	54-1746596 (I.R.S. Employer Identification No.)

7902 Westpark Drive
McLean, Virginia 22102
(Address of principal executive offices) (Zip Code)

(703) 273-7500
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02.   Results of Operations and Financial Condition

On March 2, 2009, Sunrise Senior Living, Inc. (“Sunrise”) issued a press release reporting its consolidated financial results for the quarter and year ended December 31, 2008.  A copy of the Company’s press release is furnished as Exhibit 99.1 to this report on Form 8-K. The information contained in this report on Form 8-K, including Exhibit 99.1, shall not be deemed “filed” with the Securities and Exchange Commission or incorporated by reference in any registration statement filed by the Company under the Securities Act of 1933, as amended.

Item 8.01.   Other Events

Putative Class Action Litigation

On February 27, 2009, Sunrise and certain of its current or former directors or officers who are named individually as defendants (the “Individual Defendants”) entered into an agreement, subject to court approval, to settle a putative securities class action lawsuit brought against Sunrise and the Individual Defendants on behalf of certain purchasers of Sunrise common stock.  If approved by the court, the agreement will settle the previously reported consolidated litigation entitled In Re: Sunrise Senior Living Systems Securities Litigation, Case No. 1:07-cv-00102-RBW, pending in the U.S. District Court for the District of Columbia.  In this action, the plaintiffs alleged violations of Sections 10(b) and 20(a) of the Securities Exchange Act of 1934, and Rule 10b-5, and named as defendants Sunrise and the following Individual Defendants:  Paul J. Klaassen, Teresa M. Klaassen, Thomas B. Newell, Tiffany L. Tomasso, Larry E. Hulse, Carl G. Adams, Barron Anschutz, and Kenneth J. Abod.

The settlement calls for the certification by the court of a class consisting of persons (with certain exceptions) who purchased Sunrise common stock between February 26, 2004 and July 28, 2006, and payment of $13.5 million in cash into an interest-bearing escrow account by March 6, 2009.  Upon final approval of the settlement by the court, the funds, less any costs of administration and any attorneys’ fees and expenses that the court might award to plaintiffs’ counsel, would be disbursed to participating class members according to a distribution plan to be submitted to and approved by the court.

Concurrently with entering into the settlement agreement, Sunrise and the Individual Defendants also are entering into agreements and releases with two of its insurance carriers, which provided primary and excess insurance coverage, respectively, under certain Directors’ and Officers’ Liability insurance policies for the relevant periods.  The two insurance carriers are combining to pay $13.4 million toward the settlement amount, which will exhaust the coverage limits under the primary policy (after taking account of prior payments for related defense costs), but will not exhaust coverage limits under the excess policy.  Sunrise and the Individual Defendants are providing releases to the carrier for which the coverage limits will be exhausted for all claims under its policy, and are providing to the other carrier releases as to claims under its policy relating to the settled putative class action litigation and the putative derivative litigations referenced below, in each case subject to court approval of the related settlement agreement.  Taking into account the insurance contribution, the net cost of the settlement of the putative securities class action lawsuit to Sunrise is expected to be approximately $100,000.  No amounts are to be paid by the Individual Defendants.

The settlement agreement reached in this putative securities class action litigation follows the settlement agreement, subject to court approval, entered into on February 19, 2009 by Sunrise and the individuals named as defendants in two putative stockholder derivative actions brought by certain alleged stockholders of Sunrise for the benefit of the company, entitled In re Sunrise Senior Living Derivative Litigation, Inc., Case No. 1:07CV00143-RBW, pending in the U.S. District Court in the District of Columbia, and Young, et al. v. Klaassen, et al., Case No. 2770-N (CCNCC), pending in the Delaware Chancery Court, which settlement agreement and related funding arrangements were disclosed in Sunrise's Form 8-K filed on February 20, 2009.

Item 9.01. Financial Statements and Exhibits

Exhibit No.	Description

99.1	Sunrise Press Release dated March 2, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SUNRISE SENIOR LIVING, INC.

Date: March 2, 2009	By:	/s/ Richard J. Nadeau
Richard J. Nadeau Chief Financial Officer

Exhibit Index

99.1	Sunrise Press Release dated March 2, 2009.